Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 28, 2025

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No.  333-271901) and in the Registration Statement on Form S-8 (No. 333-278392) of our report dated March 28, 2025, with respect to the consolidated financial statements of Genenta Science S.p.A included in this Form 20-F of Genenta Science S.p.A for the year ended December 31, 2024.

Dannible & McKee, LLP
Syracuse, New York